Exhibit (d)(13)

EXECUTION COPY

CACI INTERNATIONAL INC.

CACI, INC. — FEDERAL
DAGGER ACQUISITION CORPORATION
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
CGI GROUP INC.
CGI VIRGINIA CORPORATION

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 Definitions		1
1.1	Certain Matters of Construction	1
1.2	Cross References	2
1.3	Certain Definitions	3

Article 2 The Purchase And Sale of Assets		6
2.1	Purchase and Sale of Assets	6
2.2	Excluded Assets	7
2.3	Assumption of Specified Obligations	7
2.4	Purchase Price	8
2.5	Closing	8
2.6	Instruments of Transfer	8
2.7	Additional Actions	8
2.8	Adjustment to Purchase Price	9
	2.8.1 Preparation of Closing Balance Sheet	9
	2.8.2 Review of Closing Balance Sheet	9
	2.8.3 Disputes	9
	2.8.4 Final Closing Balance Sheet	9
	2.8.5 Adjustments to the Purchase Price	10

Article 3 Representations And Warranties of Arrow		10

Article 4 Representations And Warranties Of Parent, Federal and Acquisition Sub		10

Article 5 Conduct Prior To The Closing Date		10
5.1	Conduct of Business of Arrow	10
5.2	Conduct of Business of Parent	12

Article 6 Additional Agreements		12
6.1	Non-Solicitation and Superior Proposals	12
	6.1.1 Superior Offers	12
	6.1.2 No Solicitation	12
6.2	Transition of Employees and Consultants	12
6.3	Expenses	13
6.4	Access and Information	13
6.5	Public Disclosure	13
6.6	Further Assurances	13
	6.6.1 Generally	13
	6.6.2 Novation of Contracts; Subcontracting; Maintenance of Corporate Existence of Arrow	14
6.7	Tax Matters	14
	6.7.1 Allocation of Purchase Price	14
	6.7.2 Responsibility for Filing Tax Returns for Periods through Closing Date	14
	6.7.3 Audits	14
	6.7.4 Cooperation on Tax Matters	14
	6.7.5 Certain Taxes	15
6.8	Notification	15
6.9	Accounts Receivable	15
6.10	Preservation of Goodwill	15
6.11	Assistance in Preparation of Financial Statements	16
6.12	Regulatory Filings and Consents; Best Efforts	16
	6.12.1 Regulatory Filings	16
	6.12.2 Exchange of Information	16
	6.12.3 Notification	16
	6.12.4 Best Efforts	17

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	6.12.5 Limitation on Divestiture	17

Article 7 Conditions Precedent		17
7.1	Conditions Precedent to the Obligations of Each Party	17
	7.1.1 No Illegality; Consents	17
	7.1.2 No Injunction	17
7.2	Conditions Precedent to Obligation of Parent, Federal and Acquisition Sub to Consummate the Transaction	18
	7.2.1 Representations and Warranties	18
	7.2.2 Agreements and Covenants	18
	7.2.3 Certain Conditions to the Merger Agreement	18
	7.2.4 Legal Opinions	18
	7.2.5 Ancillary Agreements	18
	7.2.6 Closing Documents	18
	7.2.7 Material Adverse Effect	19
7.3	Conditions to Obligations of Arrow to Consummate the Transaction	19
	7.3.1 Representations and Warranties	19
	7.3.2 Agreements and Covenants	19
	7.3.3 Closing Documents	19
	7.3.4 Successful Acquisition	19
	7.3.5 Payment of Purchase Price	19

Article 8 Other Provisions		19
8.1	Termination Events	19
8.2	Notice and Effect of Termination	20
8.3	Break-up Fee	21
8.4	Notices	21
8.5	Entire Agreement; Amendment	22
8.6	Assignability	23
8.7	Validity	23
8.8	Specific Performance	23
8.9	Governing Law	23
8.10	Counterparts	23
8.11	Non-Survival of Representations, Warranties and Covenants	23
8.12	No Third Party Beneficiaries	23
8.13	No Waiver	23

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ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT, dated as of March 10, 2004 (the “Agreement”), is made by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. — FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), Dagger Acquisition Corporation (“Acquisition Sub”), a Delaware corporation and wholly-owned subsidiary of Federal, American Management Systems, Incorporated, a Delaware corporation (“Arrow”), CGI Group Inc., a Québec corporation (“Crossbow”) and CGI Virginia Corporation, a Delaware corporation and wholly-owned subsidiary of Crossbow (“Merger Sub”).

WITNESSETH

      WHEREAS, Arrow and certain of its Subsidiaries have heretofore provided information technology services to, and designed software for use by, various agencies of the United States Government involved with defense, the United States Intelligence Community (as comprised by Air Force Intelligence, Army Intelligence, the Central Intelligence Agency, Coast Guard Intelligence, the Defense Intelligence Agency, Marine Corps Intelligence, the National Geospatial-Intelligence Agency, the National Reconnaissance Office, the National Security Agency and Navy Intelligence, as well as the intelligence organizations and functions within the Department of Energy, the Department of Homeland Security, the Department of State, the Department of Treasury and the Federal Bureau of Investigation) and homeland security (consisting of all agencies of the United States Government included in the Department of Homeland Security as of the date hereof), either directly or through other parties that provide goods and/or services to such agencies (generally known as Arrow’s “Defense and Intelligence Group”) (together with all other operations of such Subsidiaries, the “Business”);

      WHEREAS, Acquisition Sub wishes to purchase certain assets and assume certain liabilities related to the Business, and Arrow wishes to sell such assets and assign such liabilities to Acquisition Sub (the “Transaction”);

      WHEREAS, Merger Sub intends to purchase all or substantially all of the capital stock of Arrow immediately upon the Closing of the Transaction and to operate those of Arrow’s businesses that Acquisition Sub does not purchase hereunder;

      WHEREAS, to facilitate Acquisition Sub’s assumption of the Business, Arrow, Crossbow, Acquisition Sub, Merger Sub and certain other parties, simultaneously with the execution hereof, are entering into agreements relating to (a) transitional services, (b) intellectual property, (c) the development and maintenance by Crossbow for the benefit of Acquisition Sub, and by Acquisition Sub for the benefit of Crossbow, of software for use by customers and (d) competition (the “Ancillary Agreements”);

      WHEREAS, to induce Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Arrow is agreeing to make certain representations and warranties, and perform certain covenants in connection herewith;

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

      1.1     Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to amounts in Dollars are to amounts in United States Dollars.

      1.2     Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition

Acquisition Group	Section 6.2
Acquisition Sub	Preamble
Action of Divestiture	Section 6.12.5
Active Government Contract	Appendix A, Section A22.1
Agreement	Preamble
Ancillary Agreements	Recitals
Arrow	Preamble
Arrow Disclosure Schedule	Article 3
Auditor	Section 2.8.3
Balance Sheet Date	Appendix A, Section A5
Business	Recitals
Closing Balance Sheet	Section 2.8.1
Closing Date	Section 2.5
Closing	Section 2.5
Confidentiality Agreements	Section 6.5
Crossbow	Preamble
Dagger Assets	Section 2.1
Dagger Balance Sheet	Appendix A, Section A4
Dagger Company	Appendix A, Section A2
Dagger Completed Engagements	Section 2.1.2
Dagger Contracts	Section 2.1.3
Dagger Engagements	Section 2.1.1
Dagger Financial Statements	Appendix A, Section A4
Dagger Government Contract	Appendix A, Section A22.2
Dagger Insurance Contracts	Appendix A, Section A18
Dagger Leases	Section 2.1.4
Dagger Obligations	Section 2.3
Dagger Proprietary Rights	Section 5.1(c)
Dagger Receivables	Section 2.1.9
Dagger Subsidiary	Appendix A, Section A2
Dagger Subsidiary Plans	Appendix A, Section A10.4(a)
Dagger Subsidiary Shares	Section 2.1.14
Dagger Tangible Assets	Section 2.1.8

Term	Definition

Dagger Work-In-Process	Section 2.1.9
Employee List	Appendix A, Section A11.2
Excluded Assets	Section 2.2
FAR	Appendix A, Section A22.3
Federal	Preamble
Final Closing Balance Sheet	Section 2.8.4
Final Date	Section 8.1(g)
GAAP	Section 2.8.1
Governmental Entity	Appendix A, Section A3.2
HSR Act	Appendix A, Section A3.2
Intellectual Property Agreement	Section 2.1.6
Merger Sub	Preamble
Objections	Section 2.8.2
Parent	Preamble
Pension Plans	Appendix A, Section A10.1
Permits	Appendix A, Section A7
Purchase Price	Section 2.4
Reported Business	Appendix A, Section A4
Representatives	Section 6.1.2
Retained Operations	Recitals
Transaction	Recitals
Welfare Plan	Appendix A, Section A10.4(g)

      1.3     Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Contract: any contract, subcontract, basic ordering agreement, blanket purchase agreement, task order, letter contract or purchase order of any kind, including all amendments, modifications and options thereunder or relating thereto, but excluding any Employee Benefit Plan.

Control: (including with correlative meaning, Controlled by and under common Control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Dagger Consultant: any Person listed on Schedule 1.3A, any Person retained to replace such scheduled Person, and any new consultant that Parent and Crossbow agree shall constitute a Dagger Consultant, but excluding any pre-Closing terminations.

Dagger Employee: any person listed on Schedule 1.3B, any person hired to replace such scheduled person, and any newly hired person who Parent and Crossbow agree is a Dagger Employee, but excluding any pre-Closing terminations.

Dagger Facilities: the physical locations subject to the Dagger Leases.

Dagger Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets (including intangible assets), properties, results of operations, prospects or liabilities of the Business (including any act by the Central Intelligence Agency or the Defense Security Service to invalidate, terminate, suspend or revoke any facilities security clearance under National Industrial Security Program Operating Manual related to the Business), when taken as a whole, from the state of the Business as and to the extent represented in Annex A hereto as of the date hereof, other than any change, effect, event, occurrence, state of facts or development (a) relating to or resulting from economic or geopolitical conditions in general (except to the extent such change or effect has a disproportionate impact on the Business relative to other business entities engaged in the same line or lines of business as the Business), (b) relating to or resulting from changes in legal or regulatory conditions (except to the extent such change or effect has a disproportionate impact on the Business relative to other business entities engaged in the same line or lines of business as the Business), (c) resulting from the execution or announcement of this Agreement, (d) resulting from any actions taken by Parent, Federal, Acquisition Sub or any of their Affiliates after the date hereof and prior to the Closing Date that relate to, or affect, the business of Arrow and the Dagger Subsidiaries, (e) resulting from compliance by Arrow and the Dagger Subsidiaries with the terms of this Agreement or (f) resulting from any liability, cost or expense associated with, relating to or arising from the transactions contemplated by this Agreement or the Merger Agreement (including legal, accounting and financial advisory fees and disbursements).

Dagger Material Contract: any Dagger Engagement or any contract to which any Dagger Subsidiary is a party (a) pursuant to which a Dagger Company is providing or has committed to provide in the future services and/or products on a fixed price basis, or (b) pursuant to which a Dagger Company is providing or has committed to provide in the future services and/or products in exchange for compensation to the Dagger Company in excess of $1,000,000. Notwithstanding the foregoing, the term Dagger Material Contract shall not include any contracts to which Karcher Group, Inc. is a party.

Employee Benefit Plan: any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

Environmental Claim: any actual notice from a Governmental Entity or other third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state, local or foreign statutes, regulations, ordinances and common law relating to the protection of public health, safety or the environment in effect on the Closing Date and that are binding on any Dagger Company.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Government Contract: any prime contract with the United States Government and any contract with a prime contractor or higher-tier subcontractor under a prime contract with the United States Government.

Knowledge of Arrow: shall mean the actual, current knowledge of any of the following employees of Arrow: Alfred T. Mockett, Chairman and Chief Executive Officer; David R. Fontaine, Executive Vice President, General Counsel, Chief Risk Officer and Secretary; Garry Griffiths, Executive Vice President and Chief Human Resources Officer; Wick Keating, Senior Vice President and Chief Technology Officer, Donna Morea, Executive Vice President, Public Sector Group; James C. Reagan, Executive Vice President and Chief Financial Officer; David Sharman, Senior Vice President of Corporate Development; John Hillen, Senior Vice President, Public Sector Group; Michael Titmus, Vice President, Public Sector Group; Gil Guarino, Vice President, Public Sector Group; and Jennifer Felix, Vice President and Corporate Controller.

Legal Requirement: any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Merger: the merger of Arrow and Merger Sub pursuant to the Merger Agreement.

Merger Agreement: That certain Agreement and Plan of Merger, dated as of the date hereof, by and among Arrow, Crossbow and Crossbow’s wholly-owned subsidiary.

Net Tangible Asset Value: The net value as of the Closing Date of the sum of (a) the total current assets of the Business (excluding (i) intercompany accounts and (ii) assets of R.M. Vredenburg & Co. that do not relate to the Business), (b) the net fixed assets and net purchased software, of the Business and (c) the other non-current assets of the Business (excluding net developed software, net intangibles, and goodwill); less the total liabilities of the Business, each as determined in accordance with GAAP.

Permitted Encumbrances: (a) Security Interests for current taxes, water and sewer charges and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) Security Interests incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) Security Interests on personal property leased under operating leases, (d) Security Interests, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or Security Interests on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) Security Interests or other claims arising under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) Security Interests arising under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) any Security Interest, right, restriction, encumbrance or limitation imposed or created by or arising under any Ancillary Agreement, (i) as to any Dagger Lease or Dagger Facilities, those Security Interests and other restrictions affecting the interest of the lessor thereof, (j) those Security Interests and restrictions created by or arising under the terms of any Dagger Lease and (k) such Security Interests or other imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise materially adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest.

Subsidiary: With respect to any corporation, association, or other business entity, any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which are owned, beneficially or of record, by the first corporation, association, or other business entity.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

United States Government: the government of the United States or any agency, department, division, subdivision or office thereof.

ARTICLE 2

THE PURCHASE AND SALE OF ASSETS

      2.1     Purchase and Sale of Assets. Upon and subject to the terms and conditions hereof, at the Closing, Arrow shall sell, transfer and assign to Acquisition Sub, and Acquisition Sub shall purchase and acquire from Arrow, all right, title and interest in and to the assets utilized in connection with the performance and technical and administrative support of the Business, including the following assets (the “Dagger Assets”), in each case free and clear of all Security Interests, except Permitted Encumbrances:

2.1.1 all contracts and other arrangements relating to the Business pursuant to which Arrow is providing goods and/or services, and all proposals, bids and offers for future such contracts and arrangements, including the contracts and other arrangements, proposals, bids and offers listed on Schedule 2.1.1 (the “Dagger Engagements”);

2.1.2 all contracts and other arrangements pursuant to which Arrow formerly provided goods and/or services relating to the Business, excluding the contracts and other arrangements listed on Schedule 2.1.2 (the “Dagger Completed Engagements”);

2.1.3 all other contracts relating to the Business and to which Arrow is a party, including employment agreements, nondisclosure agreements, teaming agreements, joint ventures, joint marketing agreements, consulting agreements and subcontracts (the “Dagger Contracts”), but excluding the Dagger Leases, regardless of whether Arrow has obtained any necessary consents to the assignment of such Dagger Contracts;

2.1.4 all of the leases, subleases, licenses or other agreements for the use of physical locations listed on Schedule 2.1.4 (the “Dagger Leases”);

2.1.5 all prepaid expenses, deposits, advances, other prepayments and related rights paid or obtained by Arrow relating to the Business, (other than those, if any, which constitute Excluded Assets under Section 2.2) that exist as of the Closing;

2.1.6 all of the rights in or relating to intellectual property described in the Ancillary Agreement relating to intellectual property, the form of which is attached as Exhibit A (the “Intellectual Property Agreement”);

2.1.7 all of Arrow’s training materials, speaking materials and sales or promotional materials that relate to the Business;

2.1.8 all of Arrow’s tangible assets primarily relating to the Business (other than those tangible assets, if any, which constitute Excluded Assets under Section 2.2), including all furniture, fixtures, machinery, office and other equipment and leasehold improvements relating to the Business and all other tangible assets as materially listed on Schedule 2.1.8 (the “Dagger Tangible Assets”);

2.1.9 all of Arrow’s accounts receivable and unbilled accounts receivable and work-in-process that relate to the Business (the “Dagger Receivables” and the “Dagger Work-In-Process,” respectively);

2.1.10 all books, papers, ledgers, documents and records relating to the Dagger Assets, including all records and documents relating to the Dagger Engagements, the Dagger Contracts, the Dagger Receivables, the Dagger Work-In-Process and the Dagger Obligations (provided that Arrow may retain copies of such books, papers, ledgers, documents and records), as well as complete copies of all other books, papers, ledgers, documents and records relating to the Dagger Assets.

2.1.11 all inventory and supplies related to the Business;

2.1.12 all Permits relating to the Business or the Dagger Facilities, including the permits listed on Schedule 2.1.12, to the extent the same may be transferred; and

2.1.13 all of Arrow’s other tangible and intangible assets related to the Business.

2.1.14 all of Arrow’s capital stock and other voting interests in the Dagger Subsidiaries (collectively, the “Dagger Subsidiary Shares”).

      2.2     Excluded Assets. Notwithstanding Section 2.1, no interest of Arrow in or to the assets listed on Schedule 2.2 (the “Excluded Assets”) is being sold, assigned or otherwise transferred to Acquisition Sub.

      2.3     Assumption of Specified Obligations . At the Closing, Acquisition Sub shall agree to assume and perform after the Closing when and as they become due the obligations and liabilities of Arrow related to the Business, including the following (the “Dagger Obligations”):

2.3.1 Arrow’s accounts payable, accrued expenses and deferred revenue relating to the Business through the Closing Date, such amounts to be calculated in a manner consistent with the Dagger Balance Sheet for the Reported Business, except that such amounts shall be for the Business.

2.3.2 Arrow’s obligations after the Closing under the Dagger Engagements, the Dagger Completed Engagements, the Dagger Contracts and the Dagger Leases; and

2.3.3 Arrow’s liabilities to Dagger Employees that are not covered by insurance held by Arrow or Crossbow, whether or not such persons actually become employees of Acquisition Sub.

      Except for the Dagger Obligations, Acquisition Sub is assuming no liabilities or obligations of Arrow in connection with this transaction, including (a) any liability or obligation of Arrow to any of its Subsidiaries or Affiliates (b) any liability or obligation of Arrow to any director, officer, employee or other agent of Arrow (other than the Dagger Employees), (c) any liability or obligation of Arrow under any contract, agreement or arrangement relating to the Business or the conduct thereof other than the Dagger Engagements, the Dagger Completed Engagements, the Dagger Contracts and the Dagger Leases, (d) any trade or practice liabilities or obligations of Arrow, (e) any liability or obligation of Arrow to any current, former or deceased employee of Arrow or any of its Subsidiaries or Affiliates (other than the Dagger Subsidiaries), other than the Dagger

Employees, (f) any liability or obligation of Arrow or any of its Subsidiaries (other than the Dagger Subsidiaries) under any Employee Benefit Plan, or (g) any liability of Arrow for Taxes. Without limiting the generality of the foregoing, Arrow and its Subsidiaries (exclusive of the Dagger Subsidiaries) shall be solely responsible for payment and performance of all liabilities, obligations and amounts at any time owing by any of them before or after the Closing Date, whether direct or indirect, fixed or contingent, known or unknown, other than the Dagger Obligations.

      The parties to this Agreement intend that any Liability of Arrow that is based on, or arises out of, facts or circumstances that existed prior to the Closing Date and is not primarily related to the Business shall not be assumed by Acquisition Sub and shall not be or become a Dagger Obligation except as expressly set forth herein. Without limiting the generality of the foregoing, no Liability of Arrow that is not primarily related to the Business shall be allocated or divided between the Business, on the one hand, and the business and operations being acquired by Crossbow and Merger Sub, on the other hand, unless expressly provided herein.

      The parties understand that Arrow will not assume the liabilities of the Dagger Subsidiaries, but that such liabilities shall be retained by the Dagger Subsidiaries.

      2.4     Purchase Price. The purchase price (the “Purchase Price”) to be paid by Acquisition Sub for the Dagger Assets shall be Four Hundred Fifteen Million Dollars ($415,000,000), subject to adjustment as provided below in Section 2.8. The payment of the Purchase Price shall be made in immediately available funds wired to one or more accounts designated by Arrow or by such other method as may be agreed by Arrow and Acquisition Sub.

      2.5     Closing. The closing of the purchase and sale of the Dagger Assets (the “Closing”) shall take place at the offices of Arnold & Porter LLP in McLean, Virginia, commencing at 9 a.m. local time on such date that is the first business day immediately following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (the “Closing Date”).

      2.6     Instruments of Transfer. Arrow shall effect the transfer of the Dagger Assets and the Dagger Obligations to Acquisition Sub at the Closing by such bills of sale, assignments, assumptions and other instruments of transfer as Acquisition Sub or its counsel deem necessary or appropriate to transfer full legal and beneficial title to the Dagger Assets free and clear of all Security Interests whatsoever except Permitted Encumbrances, and to transfer full responsibility for the Dagger Obligations. As appropriate, such documents shall contain customary warranties and covenants of title and shall be in form and substance acceptable to Acquisition Sub and its counsel.

      2.7     Additional Actions. At any time and from time to time after the Closing Date, (a) at the reasonable request of Acquisition Sub, Arrow shall execute and deliver to Acquisition Sub such other instruments of transfer, conveyance, assignment and confirmation and take such action as Acquisition Sub may reasonably deem necessary or desirable in order to transfer, convey and assign to Acquisition Sub and to confirm Acquisition Sub’s title to any of assets primarily utilized in connection with the performance and technical and administrative support of the Business inadvertently left in the control or possession of Arrow and all instruments, undertakings or other documents and take such other action as Acquisition Sub may reasonably deem necessary or desirable in order to have Arrow fully assume and be liable for any Liabilities of Arrow that are not Dagger Obligations and that were inadvertently assumed by Acquisition Sub, and (b) at the reasonable request of Arrow, Acquisition Sub shall execute and deliver to Arrow such other instruments of transfer, conveyance, assignment and confirmation and take such action as Arrow may reasonably deem necessary or desirable in order to transfer, convey and assign to Arrow and to confirm Arrow’s title to any of the Excluded Assets inadvertently transferred to Acquisition Sub and all instruments, undertakings or other documents and take such other action as Arrow may reasonably deem necessary or desirable in order to have Acquisition Sub fully assume and be liable for any Dagger Obligations that were inadvertently retained by Arrow.

      Prior to the first anniversary of the Closing Date, if either Crossbow or Acquisition Sub shall determine that an asset or liability of the Business was inappropriately included in or excluded from the definition of either the Dagger Assets or the Dagger Obligations, the party that makes such determination shall so advise the other party and Crossbow and Acquisition Sub shall in good faith endeavor to reach agreement with respect to such asset or liability.

      If a dispute arises under this Section 2.7, then within three (3) business days after a written request by either party, Federal’s President and Crossbow’s President of U.S. Operations shall promptly confer to resolve the dispute. If such persons cannot resolve such dispute, or either one of them determines that they are not making reasonable progress toward resolution of the dispute within the five (5) business day period immediately following the delivery of the written notice described above, then such dispute shall be settled by arbitration in the City of New York in accordance with the Rules of the American Arbitration Association by a single arbitrator, who shall be an attorney expert in the area of mergers and acquisitions, selected by Crossbow and Acquisition Sub (or, if the parties are unable to agree on the arbitrator within five (5) business days of commencing arbitration, such an expert selected by the Association). Judgment upon the award rendered under any such arbitration may be entered in any Court having jurisdiction thereof.

      2.8     Adjustment to Purchase Price

      2.8.1     Preparation of Closing Balance Sheet. As soon as reasonably practicable after the Closing Date (but not later than 60 days thereafter), Arrow shall prepare or cause to be prepared and shall deliver to Acquisition Sub a Closing Balance Sheet for the Business as of the opening of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).

      2.8.2     Review of Closing Balance Sheet. Acquisition Sub, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent Acquisition Sub may deem necessary, make reasonable inquiry of Arrow and its accountants, relating to the preparation of the Closing Balance Sheet. Acquisition Sub and its employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of Arrow and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of any objections thereto (“Objections”). The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Acquisition Sub unless Acquisition Sub shall have notified Arrow in writing of any Objections thereto within 30 days after receipt of the Closing Balance Sheet. Acquisition Sub shall make the Dagger Employees and books and records of the Business available to Arrow as necessary for Arrow to prepare the Closing Balance Sheet.

      2.8.3     Disputes. In the event of Objections, Arrow shall have 20 days to review and respond to such Objections, and Acquisition Sub and Arrow shall attempt to resolve the differences underlying such Objections within 20 days following completion of Arrow’s review of such Objections. Disputes between Acquisition Sub and Arrow which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to PricewaterhouseCoopers LLP or to a nationally recognized independent public accounting firm mutually selected by the Acquisition Sub and Arrow (the “Auditor”) (which firm shall not be any of (a) the independent public accountants of Parent, Federal and Acquisition Sub, (b) the independent public accountants used by Arrow prior to the Closing Date and (c) the independent public accountants of Crossbow), who shall act as arbitrator and determine, based solely on presentations by Acquisition Sub and Arrow and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Acquisition Sub and Arrow no later than the 30th day after the remaining differences underlying such Objections are referred to the Auditor, or such longer period of time as the Auditor reasonably determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Acquisition Sub and Arrow. Acquisition Sub and Arrow shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Acquisition Sub’s and Arrow’s disagreement.

      2.8.4     Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earliest of (a) Acquisition Sub’s failure to object thereto within the period permitted under Section 2.8.2, (b) the agreement between Acquisition Sub and Arrow with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.8.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

      2.8.5     Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.8, (a) Arrow shall pay to Acquisition Sub in immediately available funds the amount, if any, by which the Net Tangible Asset Value on the Final Closing Balance Sheet is less than $50,000,000 (Fifty Million Dollars), or (b) Acquisition Sub shall pay to Arrow in immediately available funds the amount, if any, by which the Net Tangible Asset Value on the Final Closing Balance Sheet is greater than $60,000,000 (Sixty Million Dollars); provided, that no payment made pursuant to this Section 2.8.5 shall exceed the amount of $10,000,000 (Ten Million Dollars). Any payment made pursuant to this Section 2.8.5 shall constitute an immediate adjustment of the Purchase Price in such amount. For the avoidance of doubt, the existence or possible existence of any adjustment to the Purchase Price, Objection, pendency or resolution of any dispute pursuant to this Section 2.8 or any issue pertaining to the Closing Balance Sheet shall not in any way impact, hinder, prevent or otherwise delay Crossbow’s obligation to consummate the transactions contemplated in the Merger Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ARROW

      Arrow represents and warrants to Parent, Federal and Acquisition Sub as set forth in Appendix A, subject to those exceptions disclosed in writing in the disclosure schedules supplied by Arrow to the Parent on or before the date hereof, and certified by a duly authorized officer of Arrow (the “Arrow Disclosure Schedule”). For purposes of the representations and warranties of Arrow contained herein, each exception set forth in the Arrow Disclosure Schedule and each other response to this Agreement set forth in the Arrow Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Arrow Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by Arrow calling for disclosure of such information if it is reasonably apparent on the face of the Arrow Disclosure Schedules that such disclosure is applicable; provided, however, that Arrow represents and warrants that it has made a good faith effort to include cross-references to other portions thereof where applicable. Arrow has not made and is not making any disclosures of classified information except to Parent personnel with proper security clearances. The inclusion of any information in any section of the Arrow Disclosure Schedule or other document delivered by Arrow pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. All references in Appendix A to a Schedule not otherwise provided for in this Agreement shall be a reference to the comparable section of the Arrow Disclosure Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT, FEDERAL AND ACQUISITION SUB

      Parent, Federal and Acquisition Sub, jointly and severally, represent and warrant to Arrow as set forth in Appendix B.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING DATE

      5.1     Conduct of Business of Arrow. During the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms or (y) the Closing Date, Arrow shall, and shall cause each of the Dagger Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that the Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization and workforce used in the Business; and (ii) preserve its relationships with the Business’ customers, suppliers, licensors, licensees, and others with which it has business dealings in the Business. In addition, without limiting the generality of Section 5.1, except as permitted by the terms of this Agreement, and except as provided in Schedule 5.1, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms or (y) the Closing Date, Arrow shall not do, and shall not permit its Subsidiaries to:

(a) take any action or make any omission that would require the consent of Crossbow under clauses (i) to (xix), inclusive, of Section 5.1(b) of the Merger Agreement, it being understood that such clauses shall be applicable herein, for the benefit of Parent, to the same extent as if fully set forth herein, it being further understood that, unless the context otherwise requires, capitalized terms used in such clauses but not defined therein shall have the respective meanings ascribed to them in the Merger Agreement, and cross-references used in such clauses shall be to the referenced sections of the Merger Agreement;

(b) pay, discharge or satisfy any claim, obligation or Liability in excess of $200,000 in any one case, other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Dagger Balance Sheet, or incurred since the date of the Dagger Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

(c) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the Dagger Proprietary Rights (as defined in the Intellectual Property Agreement; hereinafter the “Dagger Proprietary Rights”) or enter into any settlement regarding the breach or infringement of, any Dagger Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Dagger Material Adverse Effect or would affect the accuracy, as of time (past, present or future) of the representations set forth in the Intellectual Property Agreement, other than as otherwise expressly contemplated by this Agreement;

(d) sell, or grant any right to exclusive use of, all or any part of the Dagger Proprietary Rights;

(e) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Dagger Material Adverse Effect;

(f) amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have a Dagger Material Adverse Effect;

(g) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $200,000 (except in the ordinary course of business and insofar as the foregoing relate to the Business) or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Dagger Material Adverse Effect;

(h) enter into agreements with third party integrators to assist Arrow with implementation of Arrow proprietary software except to the extent terminable on less than 30 days’ notice without cost;

(i) except in the ordinary course of business and insofar as the following relates to the Business, pay, discharge or satisfy any claims, obligations or Liabilities; waive, release, transfer or permit to lapse any claims or rights; or make any loans, advances or capital contributions to, or investments in, any other Person (other than as permitted pursuant to Section 5.1(b)(x)(A) or (B) of the Merger Agreement),

where the amount of such claims, rights, obligations, Liabilities, loans, advances, capital contributions and investments in the aggregate exceeds $2,000,000; or

(j) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

      5.2     Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, none of Parent, Federal or Acquisition Sub shall, except to the extent that Arrow shall otherwise consent in writing (such consent not to be unreasonably withheld), take any action that would materially impair Acquisition Sub’s ability to pay the Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent, Federal and Acquisition Sub shall, except to the extent that Arrow shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify Arrow of any event, occurrence, act or omission that would, individually or in the aggregate, prevent, or materially hinder or delay, the Closing.

ARTICLE 6

ADDITIONAL AGREEMENTS

      6.1     Non-Solicitation and Superior Proposals

      6.1.1     Superior Offers. Arrow shall comply with the terms and conditions of Section 6.1 of the Merger Agreement and shall provide Parent copies of any notice sent by Arrow to Crossbow pursuant to Section 6.1 of the Merger Agreement.

      6.1.2     No Solicitation. Each of Crossbow and Parent agrees that prior to the one-year anniversary of the date hereof, neither it nor any of its Subsidiaries nor any of their respective officers, directors, advisors, agents, accountants, consultants, employees, investment bankers and legal counsel (collectively, “Representatives”) shall directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal to purchase all or substantially all of the Business or the business and operations being acquired by Crossbow and Merger Sub, as the case may be; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any such acquisition proposal; (iii) engage in discussions with any Person with respect to any such acquisition proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any such acquisition proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal or any transaction contemplated thereby. Crossbow or Parent, as the case may be, shall immediately terminate, and shall cause each of its Subsidiaries and its and their Representatives to immediately terminate, all activities, discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an acquisition proposal. Crossbow or Parent, as the case may be, shall promptly request that each person which has heretofore executed a confidentiality agreement with Crossbow or Parent, as the case may be, or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible acquisition proposal to promptly return or destroy (which destruction Crossbow or Parent, as the case may be, shall request be certified in writing by such person) all confidential information heretofore furnished by Crossbow or Parent, as the case may be, or any of its Affiliates or Subsidiaries or any of its or their Representatives to such person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

      6.2     Transition of Employees and Consultants. Within five (5) days prior to Closing, Arrow shall provide an updated Employee List, containing the name of each employee of the Business, and each person’s level title, role, starting date, annual salary and target bonus, together with a listing of the level of security clearance for such employees. Parent, Federal, Acquisition Sub or one of their Affiliates shall offer to employ or retain as a consultant effective as of 12:00 A.M. on the date immediately following the Closing Date each Dagger Employee and each Dagger Consultant employed by (or providing consulting to) Arrow as of the Closing Date. Arrow shall cooperate with Parent to facilitate meetings (to occur at mutually agreed upon times and locations) between (a) Dagger Employees and Dagger Consultants and (b) representatives of Parent, Federal and Acquisition Sub, so as to permit Parent, Federal and Acquisition Sub to discuss with such Dagger Employees and Dagger Consultants employment or a consulting relationship, as the case may be, with Acquisition Sub, Federal, Parent, a Dagger Subsidiary or one of their Affiliates (the “Acquisition Group”) as well as other matters relating to planning for the post-Closing integration of the Business into the Acquisition Group. Subject to applicable Legal Requirements, Arrow shall make a good faith effort to encourage the Dagger Employees and the Dagger Consultants to accept employment or a consulting relationship, as the case may be, with the Acquisition Group, and, as of 11:59 p.m. on the Closing Date, shall terminate the employment or consulting relationship of all Dagger Employees and Dagger Consultants, as the case may be. All Dagger Employees and Dagger Consultants employed by (or providing consulting services to) a Dagger Subsidiary shall, subject to Section 6.2.2, retain their employment or consulting relationship with such Dagger Subsidiary immediately following the Closing Date.

      6.3     Expenses. Each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants.

      6.4     Access and Information. The Dagger Companies shall afford to Parent, Federal, Acquisition Sub and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access as may be reasonably requested, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to the Dagger Companies’ offices, properties, books and records, and the Dagger Companies shall use reasonable efforts to cause their representatives and independent public accountants to furnish to Acquisition Sub such additional financial and operating data and other information as to their businesses, customers, vendors and properties as Acquisition Sub may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of any Dagger Company will be coordinated and conducted so as to not be disruptive to the operations of such Dagger Company and to preserve the confidentiality of the Transaction. In addition, Arrow will facilitate meetings between Parent, Federal and Acquisition Sub and the Dagger Companies’ significant customers so as to permit Parent, Federal and Acquisition Sub to discuss the announced Transaction with such customers.

      6.5     Public Disclosure. Immediately following the execution of this Agreement, Parent, Arrow and Crossbow each shall disseminate the press releases attached as Exhibit B. Except as otherwise required by law (including disclosures necessary or advisable to ensure compliance with applicable securities laws), no party hereto shall make any other public disclosure of information regarding the transactions contemplated herein prior to the Closing without the consent of each of Parent, Arrow and Crossbow, each of which consents shall not be unreasonably withheld or delayed. The parties acknowledge that Parent and Crossbow have previously executed a Confidentiality Agreement dated as of December 16, 2003 and that Parent and Arrow have previously executed a letter agreement regarding confidentiality dated January 7, 2004 (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms notwithstanding any termination or abandonment of this Agreement or the Merger.

      6.6     Further Assurances

      6.6.1     Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action, except to the extent that greater efforts are required pursuant to Section 6.12.

      6.6.2     Novation of Contracts; Subcontracting; Maintenance of Corporate Existence of Arrow. Each party agrees to use commercially reasonable efforts to effect the novation of, or change of name with respect to, each Dagger Government Contract that may require novation or a change of name under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation or change of name, including all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the United States Government. In particular and without limiting the generality of the foregoing, Arrow shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation or change of name. Notwithstanding the foregoing, Arrow makes no representation or warranty that any such novation of, or change of name with respect to, any Dagger Government Contract will in fact be obtained.

      With respect to each Dagger Government Contract that requires novation or a change of name, prior to such novation or change of name, Arrow will engage Acquisition Sub as subcontractor under such contract, agree to take all reasonable instruction from Acquisition Sub as Arrow’s conduct under such contract and promptly pay to Acquisition Sub the full amount of its receipts under such contract.

      Arrow shall not terminate its existence until all of the Government Contracts of the Dagger Companies have either terminated or duly transferred to Acquisition Sub.

      6.7     Tax Matters

      6.7.1     Allocation of Purchase Price. Acquisition Sub and Arrow agree that the Purchase Price and the liabilities of Arrow assumed by Acquisition Sub to which the Dagger Assets are subject (plus other relevant items) will be allocated to the Dagger Assets for all purposes (including Tax and financial accounting purposes) as shown on Schedule 6.7.1. Acquisition Sub and Arrow shall have prepared such allocation schedule in accordance with Code section 1060 and the Treasury regulations thereunder. Parent, Acquisition Sub and Arrow will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation schedule.

      6.7.2     Responsibility for Filing Tax Returns for Periods through Closing Date.     Arrow shall include the income of the Dagger Subsidiaries (including any deferred items triggered into income by Reg. § 1.1502-13 and any excess loss account taken into income under Reg. § 1.1502-19) on Arrow’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Arrow shall cause the Dagger Subsidiaries to join in Arrow’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Arrow, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.

      6.7.3     Audits. Arrow shall allow Parent and its counsel to participate, at Parent’s expense, in any audit of Arrow’s consolidated federal income Tax Returns to the extent that such returns related to any Dagger Subsidiary. Arrow shall not settle any such audit in a manner which would adversely affect any Dagger Subsidiary after the Closing Date without the prior written consent of Parent, which consent shall not unreasonably be withheld.

      6.7.4     Cooperation on Tax Matters

      (a) Acquisition Sub and Arrow shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis, at no cost to any Parent, Federal or Acquisition Sub, to provide additional information and explanation of any material provided hereunder. Arrow and Crossbow agree (i) to retain all books and records with respect to Tax matters pertinent to Arrow relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations

(including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Acquisition Sub reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Acquisition Sub so requests, allow Acquisition Sub to take possession of such books and records.

      (b) Acquisition Sub and Arrow further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (c) Acquisition Sub and Arrow further agree, upon request, to provide any other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

      6.7.5     Certain Taxes. All transfer, documentary, sales, use, stamp, registration (and any penalties or interest relating thereto) incurred in connection with this Agreement shall be paid by Parent when due, and all other Taxes and fees (and any penalties or interest relating thereto) shall be paid by Arrow or Crossbow when due. To the extent that Arrow and Crossbow are required by law to remit sales taxes to any Governmental Entity, Parent shall pay to Arrow or Crossbow all sales taxes (and any penalties or interest relating thereto) incurred in connection with this Agreement when due, which Arrow or Crossbow, as the case may be, shall remit timely to the appropriate Government Entities. Should any Government Entity adjust the sales tax (or any penalties or interest relating thereto) incurred in connection with this Agreement by any means, including by audit or assessment, Parent shall pay to Arrow or Crossbow such adjustment when due, which Arrow or Crossbow, as the case may be, shall remit to the appropriate Government Entities. Parent will, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration taxes, and Crossbow and Arrow will, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all other Taxes and fees, and, if required by applicable law, each party hereto will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

      6.8     Notification. From the date hereof until the Closing Date, Arrow shall promptly disclose to Parent and Acquisition Sub in writing any material changes or variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent, Federal and Acquisition Sub. From the date hereof until the Closing Date, Parent, Federal and Acquisition Sub shall promptly disclose to Arrow in writing any material variances from Parent’s, Federal’s and Acquisition Sub’s representations and warranties contained in Article 4.

      6.9     Accounts Receivable. Effective as of the Closing, Arrow hereby irrevocably constitutes and appoints Acquisition Sub its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to endorse the name of Arrow on any checks and other remittances received on account of the Dagger Receivables and the Dagger Work-In-Process and to perform all other acts necessary or desirable to bill and collect the Dagger Receivables and amounts received with respect to the Dagger Work-In-Process for the account of Acquisition Sub. Arrow agrees that it shall, forthwith after receipt after the Closing, transfer and deliver to Acquisition Sub any cash or other property that Arrow may receive in respect of such Dagger Receivables or on account of the Dagger Work-In-Process, and any mail, checks or other documents received by Arrow relating to any of the Dagger Assets or Dagger Obligations transferred to Acquisition Sub hereunder, such cash, property, mail, checks and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package. Arrow shall use commercially reasonable efforts to assist Acquisition Sub in the collection of the Dagger Receivables and all amounts receivable on account of the Dagger Work-In-Process after the Closing to the extent requested by Acquisition Sub to do so.

      6.10     Preservation of Goodwill. To the extent required by this Agreement, Arrow shall aid Acquisition Sub in its assumption of ownership and operation of the Business and, in connection therewith, shall endeavor in good faith to maintain its goodwill and reputation (and the goodwill and reputation of the Dagger Subsidiaries) with the suppliers, clients and creditors of the Dagger Companies and any others having business relations with them and in the business community generally.

      6.11     Assistance in Preparation of Financial Statements. It being understood that Parent shall be required to make disclosures following the Closing on Form 8-K pursuant to Item 7 thereof, Crossbow and Arrow shall provide Parent and its independent auditors reasonable access during normal business hours to their respective facilities and employees as Parent and its auditors reasonably request in advance in connection with their preparation and review of audited historical financial statements for the Business.

      6.12     Regulatory Filings and Consents; Best Efforts

      6.12.1     Regulatory Filings. Each of the parties hereto shall coordinate and cooperate with one another and shall each use best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and, as promptly as practicable after the date hereof, each of the parties hereto shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Transaction and the transactions contemplated hereby, as well as the Merger and the transactions contemplated in connection therewith, including, without limitation: (a) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act (it being understood that Parent shall bear the full cost of the fees relating to such filing), with the Committee on Foreign Investment in the United States as may be deemed appropriate under the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, (b) any other filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transaction or any of the transactions contemplated hereby, or the Merger or any of the transactions contemplated in connection therewith, (c) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (d) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Transaction. Each party shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.12.1 to comply in all material respects with all applicable Legal Requirements.

      6.12.2     Exchange of Information. Each of the parties hereto shall promptly supply the others with any information which may be required in order to effectuate any filings or application pursuant to Section 6.12.1. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreements, each of the parties hereto shall consult with the other parties hereto prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, or the Merger or any of the transactions contemplated in connection therewith (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or the Merger or any of the transactions contemplated in connection therewith; provided, that with respect to any such filing, presentation or submission, no party need supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that applicable Legal Requirements require such party to restrict or prohibit access to any such properties or information.

      6.12.3     Notification. Each of the parties hereto will notify the other promptly upon the receipt of: (a) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (b) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.12.1 the Parent, the Acquisition Sub or Arrow, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      6.12.4     Best Efforts. Each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the transactions contemplated hereby, as well as the Merger and the transactions contemplated in connection therewith, including using best efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions set forth in Article 7 to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities, if any, and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties to the extent the failure to obtain any such consent, approval or waiver would prevent or materially hinder or delay any party’s ability to consummate the Transaction or any of the transactions contemplated hereby, or the Merger or any of the transactions contemplated in connection therewith; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (it being understood that the costs of such defense shall be borne equally by Parent and Arrow); and (e) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      6.12.5     Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require the Parent or Arrow or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to the Parent and its Subsidiaries or to the Business, each taken as a whole, or the holding separate of stock or assets or imposing or seeking to impose any limitation on the ability of the Parent, Arrow or any of its Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Business except to the extent not material to the Parent and its Subsidiaries, or the Business, each taken as a whole.

ARTICLE 7

CONDITIONS PRECEDENT

      7.1     Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1 No Illegality; Consents. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency, including under the HSR Act or the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby; provided, that to the extent a Governmental Entity is not a party to the suit, action or proceeding, Parent believes that such suit, action or proceeding has a reasonable likelihood of success.

      7.2     Conditions Precedent to Obligation of Parent, Federal and Acquisition Sub to Consummate the Transaction. The obligation of Parent, Federal and Acquisition Sub to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent, Federal or Acquisition Sub prior to Closing:

7.2.1 Representations and Warranties. (a) The representations and warranties of Arrow set forth in this Agreement and the representations and warranties of Arrow set forth in the Intellectual Property Agreement, taken as a whole, were true to the Knowledge of Arrow when made in all material respects, and (b) the representations and warranties of Arrow contained in Sections A1, A2, A3 and A23 of Appendix A shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and Arrow shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of Arrow by each of the (a) Chairman and Chief Executive Officer and (b) Chief Financial Officer of Arrow.

7.2.2 Agreements and Covenants. Arrow shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date, such that Acquisition Sub’s ability to assume the Business as of the Closing date shall not be impaired in any material respect; and Arrow shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of Arrow by each of the (a) Chairman and Chief Executive Officer and (b) Chief Financial Officer of Arrow.

7.2.3 Certain Conditions to the Merger Agreement. None of the following shall have occurred since the date of this Agreement and be continuing such that consummation of the Transaction is impracticable: (a) any general suspension of trading in, or limitation on prices for, securities on the Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq Stock Market, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (c) a material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities that would materially impair the ability to syndicate loans by banks or other financial institutions, including any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions in the United States or Canada, or (d) a commencement or, if already commenced, a material worsening, of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any terrorist activities which materially and adversely affects (i) Crossbow, (ii) Arrow, or (iii) Parent and the Business, taken as a whole, or (e) changes in legal or regulatory conditions to the extent such changes have a material, adverse and disproportionate impact on Parent relative to other business entities engaged in substantially the same line or lines of business;

7.2.4 Legal Opinions. Parent, Federal, Acquisition Sub and Bank of America, N.A. shall have received an opinion from Arnold & Porter LLP, counsel to Arrow, in substantially the form attached as Exhibit C and an opinion from Richards, Layton & Finger, P.A., counsel to Arrow, in substantially the form attached as Exhibit D.

7.2.5 Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed by each party thereto.

7.2.6 Closing Documents. Arrow shall have delivered to Parent the closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The closing certificate, dated as of the Closing Date, duly executed by Arrow’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Arrow in connection herewith, (b) the resolutions adopted by the board of directors of Arrow authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of Arrow.

7.2.7 Material Adverse Effect. Arrow shall not have suffered a Dagger Material Adverse Effect since the date of this Agreement or, if not disclosed or reflected in any Schedule to this Agreement delivered on the date hereof, since the Balance Sheet Date.

      7.3     Conditions to Obligations of Arrow to Consummate the Transaction. The obligation of Arrow to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Arrow prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent, Federal and Acquisition Sub contained in Appendix B shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and Parent shall have delivered to Arrow a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by each of the (a) Chairman of the Board, President and Chief Executive Officer and (b) Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent, Federal and Acquisition Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to Arrow a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by each of the (a) Chairman of the Board, President and Chief Executive Officer and (b) Chief Financial Officer of Parent.

7.3.3 Closing Documents. Parent, Federal and Acquisition Sub shall have delivered to Arrow closing certificates of Parent, Federal and Acquisition Sub and such other closing documents as Arrow shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent, Federal and Acquisition Sub, dated as of the Closing Date, duly executed by the secretary of Parent, Federal and Acquisition Sub, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent, Federal and Acquisition Sub in connection herewith, (b) the resolutions adopted by the board of directors of Parent, Federal and Acquisition Sub authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent, the Certificate of Incorporation and By-Laws of Federal and the Certificate of Incorporation and By-Laws of Acquisition Sub.

7.3.4 Successful Acquisition. All Offer Conditions (as defined in the Merger Agreement) shall have been satisfied and/or waived, and Crossbow or its Merger Sub shall have, on or before Closing, taken up and become unconditionally obligated to pay for the shares of common stock of Arrow tendered to Crossbow or Merger Sub in the Offer (as defined in the Merger Agreement).

7.3.5 Payment of Purchase Price. Parent shall have tendered the Purchase Price to Arrow pursuant to the provisions of Section 2.4 hereof.

ARTICLE 8

OTHER PROVISIONS

      8.1     Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Parent, Arrow and Crossbow;

(b) by Parent, if (i) the representations and warranties of Arrow set forth in this Agreement and the representations and warranties of Arrow set forth in the Intellectual Property Agreement, taken as a whole, were to the Knowledge of Arrow materially untrue when made, (ii) any representation or warranty of Arrow set forth in this Agreement shall have become untrue such that the condition set forth in Section 7.2.1(b) would be incapable of being satisfied by the Final Date; provided, that none of Parent,

Federal and Acquisition Sub have breached any of their respective representations, warranties and obligations hereunder in any material respect; or (iii) there shall have been a breach by Arrow of any of its covenants or agreements hereunder such that the condition set forth in Section 7.2.2 would be incapable of being satisfied by the Final Date, and Arrow has not cured such breach within ten (10) business days after notice by Parent, Federal or Acquisition Sub thereof; provided that none of Parent, Federal and Acquisition Sub have breached any of their respective representations, warranties and obligations hereunder in any material respect; and, provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(c) by Arrow, if (i) any representation or warranty of Parent, Federal or Acquisition Sub set forth in this Agreement shall have been materially untrue when made (ii) any representation or warranty of Parent, Federal or Acquisition Sub set forth in this Agreement shall have become untrue such that the condition set forth in Section 7.3.1 would be incapable of being satisfied by the Final Date; provided, that Arrow has not breached any of its representations, warranties and obligations hereunder in any material respect; or (iii) there shall have been a breach by Parent, Federal or Acquisition Sub of any of their respective covenants or agreements hereunder such that the condition set forth in Section 7.3.2 would be incapable of being satisfied by the Final Date, and Parent, Federal or Acquisition Sub, as the case may be, has not cured such breach within ten (10) business days after notice by Arrow thereof; provided that Arrow has not breached any of its representations, warranties and obligations hereunder in any material respect; and, provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d) by Arrow, if Parent, Federal or Acquisition Sub shall have withdrawn, modified or amended in any material respect its approval of this Agreement or the Transaction, or taken any public position inconsistent with its approval; provided, that Arrow has not breached any of its representations, warranties and obligations hereunder in any material respect;

(e) by any party hereto, if the Merger Agreement shall have been terminated in accordance with its terms;

(f) by either Parent or Arrow if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s, Federal’s, Acquisition Sub’s or any of their respective Subsidiaries’ or Affiliates’ ownership or operation of all or any portion of the Business, the Dagger Assets or the assets and properties of the Dagger Subsidiaries, or compel Parent, Federal, Acquisition Sub or their respective Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of their businesses, taken as a whole, as a result of the Transaction; or

(g) by either Parent or Arrow if the Transaction shall not have been consummated by the 75th day following the commencement of the Offer (as defined in and pursuant to the Merger Agreement) (the “Final Date”); provided, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

      8.2     Notice and Effect of Termination. Any termination of this Agreement under Section 8.1 above shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in this Section 8.1, this Agreement shall be of no further force and effect, except that (a) Sections 6.3, 6.5 and this Article 8 each shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      8.3     Break-up Fee. If Arrow pays a “break-up” or similar fee to Crossbow, Crossbow shall immediately remit to Parent an amount equal to one-third of such fee. Crossbow hereby covenants with Parent that should Crossbow become entitled to receive a “break-up” or similar fee from Arrow, it will use its best efforts to collect such fee from Arrow, timely and in full. Parent shall be subrogated to Crossbow to the extent of one-third of any such fee to which Crossbow becomes entitled. In addition, if Crossbow becomes entitled under the Merger Agreement to reimbursement of expenses, Crossbow shall make payment to Parent as follows: (a) if Crossbow has expenses greater than $3,333,333, Crossbow shall promptly pay Parent’s expenses up to $1,666,667; and (b) if Crossbow has expenses of less than $3,333,333, Crossbow shall promptly pay Parent’s expenses up to the amount that is the difference between $5,000,000 and Crossbow’s expenses. For the purposes of this Section 8.3, “expenses” shall mean Crossbow’s and Parent’s documented out-of-pocket expenses (including attorneys’, accountants’, financial advisors’ fees and any fees incurred by Crossbow and Parent in connection with the Transaction and the transactions contemplated by the Merger Agreement, including the filing of the Schedule TO and the Proxy/ Information Statement with the Securities and Exchange Commission and the filing of (a) the Notification and Report Forms with the Federal Trade Commission and the Department of Justice under the HSR Act and the Defense Production Act and (b) the premerger notification and report forms required under the competition laws of Germany. Crossbow acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Crossbow fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent makes a claim that results in a final judgment against Crossbow for the amounts set forth in this Section 8.3, Crossbow shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the base rate of Citibank N.A. in effect on the date such payment was required to be made plus 2%. Parent and Crossbow acknowledge and agree that payment of the fees and other amounts described in this Section 8.3 shall be in lieu of damages except in the event of willful breach.

      8.4     Notices. All notices and other communications hereunder to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by facsimile or electronic mail to a facsimile number or electronic mail address furnished by the addressee for the purpose of receiving notices and other communications or (b) two days after being duly sent by Federal Express or other recognized express courier service:

To Parent, Federal and Acquisition Sub:

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201
Attention: Dr. J. P. London, Chairman of the Board,
President and Chief Executive Officer
Facsimile: (703) 522-6895

with copies to:

Jeffrey P. Elefante
Executive Vice President, General Counsel and Secretary
CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201
Facsimile: (703) 841-2850

and

Dean F. Hanley
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Facsimile: (617) 832-7000

To Arrow before the Closing:

American Management Systems, Incorporated
4050 Legato Road
11th Floor
Fairfax, VA 22033
Attention: Alfred T. Mockett
Chairman and Chief Executive Officer
Facsimile: (703) 267-8020

with copies to:

David R. Fontaine
Executive Vice President, General Counsel, Chief Risk Officer and
Secretary
American Management Systems, Incorporated
4050 Legato Road
11th Floor
Fairfax, VA 22033
Facsimile: (703) 267-7161

and

Kevin J. Lavin
Arnold & Porter
1600 Tysons Boulevard
Suite 900
McLean, Virginia 22102
Facsimile: (703) 720-7399

To Crossbow and Merger Sub, and after the Closing, Arrow:

CGI Group Inc.
1130 Sherbrooke Street West
5th Floor
Montréal, Québec H3A 2M8
Attention: Serge Godin
Chairman of the Board and Chief Executive Officer
Facsimile: (514) 841-3294

with a copy to:

Jean-René Gauthier
McCarthy Tétrault LLP
Le Windsor
1170 Peel Street
5th Floor
Montréal, Québec H3B 4S8
Facsimile: (514) 875-6246

8.5 Entire Agreement; Amendment. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (including the Ancillary Agreements) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, exclusive of the Confidentiality Agreements. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein (including the Ancillary Agreements). This Agreement, and such other agreements among the parties contemplated by or referred to herein (including the Ancillary Agreements) may not be amended, except in a writing, signed by all parties to this Agreement, whether or not such party to this Agreement is a party to such other agreement. Arrow may not waive any of its rights hereunder without the written consent of Crossbow, which consent shall not be unreasonably withheld or delayed. No party hereto shall amend the Merger Agreement without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

      8.6     Assignability. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

      8.7     Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      8.8     Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

      8.9     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

      8.10     Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile or other electronic transmission, and such facsimile or other electronically transmitted counterpart shall constitute an original for all purposes binding against the party who so delivers its counterpart; provided, however, that such party shall use reasonable efforts to ensure that original signed counterparts of this Agreement are delivered to all other parties by overnight courier service within 2 business days of the date of this Agreement.

      8.11     Non-Survival of Representations, Warranties and Covenants. The representations and warranties of Arrow, Parent, Federal and Acquisition Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Closing, and only those covenants that by their express terms survive the Closing and this Article 8 shall survive Closing.

      8.12     No Third Party Beneficiaries. This Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

      8.13     No Waiver. Unless otherwise specifically agreed in writing to the contrary; (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement under seal as of the date first above written.

CACI INTERNATIONAL INC

By:	/s/ J. P. LONDON

J. P. London, Chairman of the Board,
President and Chief Executive Officer

CACI, INC. — FEDERAL

By:	/s/ J. P. LONDON

J. P. London, Chairman of the Board,
President and Chief Executive Officer

DAGGER ACQUISITION CORPORATION

By:	/s/ J. P. LONDON

J. P. London, Chairman of the Board,
President and Chief Executive Officer

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

By:	/s/ ALFRED T. MOCKETT

Alfred T. Mockett
Chairman and Chief Executive Officer

CGI GROUP INC.

By:	/s/ SERGE GODIN

Serge Godin
Chairman of the Board
and Chief Executive Officer

CGI VIRGINIA CORPORATION

By:	/s/ SERGE GODIN

Serge Godin
Chairman of the Board
and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

APPENDIX A

      A1     Corporate Status. Arrow is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule A1, Arrow is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would be immaterial. Schedule A1 provides a list of the states and other jurisdictions in which (i) any Dagger Subsidiary is qualified to conduct business, (ii) any Dagger Facility is located or (iii) any Dagger Employee conducts business on behalf of the Business (excluding any conduct of business or performance of services at client locations).

      A2     Subsidiaries. R.M. Vredenburg & Co. and Karcher Group, Inc. constitute all of Arrow’s Subsidiaries involved with the Business (each a “Dagger Subsidiary,” and, collectively, the “Dagger Subsidiaries”). Arrow owns all of the capital stock and other equity interests of the Dagger Subsidiaries, and the date on which Arrow acquired or organized each such entity is listed opposite the name of such entity on such schedule. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Dagger Subsidiary to issue, sell or otherwise dispose of shares of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock or other equity interests. There are no voting trusts or other agreements or understandings to which any of Arrow or any Dagger Subsidiary (Arrow and each Dagger Subsidiary each individually a “Dagger Company,” and, collectively, the “Dagger Companies”) is a party with respect to the voting of the shares of the capital stock or other equity interests of any Dagger Subsidiary and no Dagger Subsidiary is a party to, or bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any of its securities. Except as set forth on Schedule A2, each Dagger Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would be immaterial.

      A3     Authority for Agreement; Noncontravention

      A3.1     Authority. Arrow has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. Arrow’s execution and delivery of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Arrow and constitute valid and binding obligations of Arrow, enforceable against Arrow in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (c) the availability of specific performance or other equitable or legal remedies specified herein.

      A3.2     No Conflict. Except as set forth on Schedule A3.2, none of the execution, delivery or performance of this Agreement and Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of any Dagger Company or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any Dagger Material Contract or any contract listed on Schedule A16.1 (or to the Knowledge of Arrow, any other contract, note, mortgage, indenture, lease, instrument or other agreement), Permit, concession, grant, judgment, order, decree, statute, ordinance, rule or regulation to which any Dagger Company is a party (and in each case which creates or gives rise to a Dagger Obligation) or by which any of the Dagger Assets or the assets or properties of any Dagger Subsidiary are bound, or which is applicable to any Dagger Company, any Dagger Assets or any of the assets or properties of any Dagger Subsidiary. Except to the extent that novation is required as further described in Section 6.6.2 above, except for filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950 or the competition laws of Germany, except as set forth on Schedule A3.2 and except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would be immaterial, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      A4     Financial Statements. Attached as Schedule A4 are a consolidated balance sheet for the Reported Business as of December 31, 2003 and statement of operations for the year then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Dagger Financial Statements” and the Reported Business’s balance sheet as of December 31, 2003 is referred to herein as the “Dagger Balance Sheet.” The Dagger Balance Sheet (including any related notes) fairly presents in all material respects the Reported Business’s financial position as of its date, and the statement of operations included in the Dagger Financial Statements (including any related notes) fairly presents in all material respects the Reported Business’s results of operations for the period therein set forth, each having been prepared and compiled in accordance with GAAP, it being understood that the Dagger Financial Statements have been prepared on a pro forma basis, reflecting the separation of the Reported Business from Arrow. “Reported Business” means the “Defense and Intelligence Group” of Arrow (excluding any business performed in Canada by a Dagger Company) together with the business of the Dagger Subsidiaries (including any federal civilian, state and local engagements of such Dagger Subsidiaries) on a consolidated basis. To the Knowledge of Arrow, there are no significant deficiencies or material weaknesses in the design or operation of Arrow’s internal controls which could adversely affect Arrow’s ability to record, process, summarize and report financial data relating to the Business. To the Knowledge of Arrow, there is no fraud relating to the Business, whether material or not, that involves management or other employees who have a significant role in Arrow’s internal controls.

      A5     Absence of Material Adverse Changes. Except as set forth on Schedule A5, since December 31, 2003 (the “Balance Sheet Date”), Arrow has not suffered a Dagger Material Adverse Effect, and, to the Knowledge of Arrow, there has not occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to result in a Dagger Material Adverse Effect.

      A6     Absence of Undisclosed Liabilities. Except as set forth on Schedule A6, the Reported Business has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Dagger Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which individually or in the aggregate has had or could reasonably be expected to be material, (b) Liabilities permitted or contemplated by this Agreement, (c) Liabilities not within the Knowledge of Arrow that are not required to be disclosed by Arrow under GAAP, (d) Liabilities for future performance under contracts, and (e) Liabilities expressly disclosed on the Schedules delivered hereunder.

      A7     Compliance with Applicable Law, Charter and By-Laws. Each Dagger Company has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct the Business as currently conducted, and to own, lease and operate their respective properties used in the Business in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule A7 and except for any Permits the absence of which, either singly or in the aggregate, is immaterial and would not reasonably be expected to have a material effect or prevent or materially delay the Closing. All of such Permits are in full force and effect. Each Dagger Company is in compliance in all material respects with the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of Arrow, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. The Business is not being, and has not been, conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. No Dagger Company is in default or violation of any provision of its charter documents or its by-laws where such default or violation is material.

      A8     Litigation and Proceedings. Except for any claim, action, suit or proceeding set forth on Schedule A8, (a) there is no investigation by any Governmental Entity with respect to the Business pending or, to the Knowledge of Arrow, threatened, nor has any Governmental Entity notified any Dagger Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of Arrow, threatened against or involving any Dagger Company and involving the Business, any of the Dagger Assets or any of the assets or properties of any Dagger Subsidiary, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any Dagger Company (i) affecting the Business, the Dagger Assets or the assets or properties of any Dagger Subsidiary or (ii) which create a Dagger Obligation in each case to the extent that the resolution of such dispute or claim will be binding on Acquisition Sub or a Dagger Subsidiary or give rise to a Dagger Obligation.

      A9     Tax Matters

      A9.1     Filing of Returns. Each Dagger Subsidiary has timely filed all Tax Returns that it was required to file, and Arrow has timely filed all Tax Returns with respect to the Business that it was required to file in each case taking into account all validly obtained extensions. All such Tax Returns were correct and complete in all material respects. All Taxes owed (whether or not shown on any Tax Return) by any Dagger Subsidiary, or by Arrow with respect to the Business, have been paid. To the extent that any Dagger Subsidiary has any Liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes due and payable by Arrow or any member of Arrow’s consolidated, combined, affiliated or unitary group, such Taxes have been paid. No Dagger Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim relating to the Business has ever been made by an authority in a jurisdiction where any Dagger Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claims have not been resolved. There are no Security Interests on any of the Dagger Assets or on any assets of any Dagger Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

      A9.2     Payment of Taxes. Each Dagger Subsidiary, and with respect to the Business, Arrow, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party with respect to the Business.

      A9.3     Assessments or Disputes. To the Knowledge of Arrow, no Tax authority proposes to assess any additional Taxes upon any Dagger Subsidiary or upon Arrow with respect to the Business, in each case for any period for which Tax Returns have been filed. Except as described in written materials delivered to Acquisition Sub, there is no dispute or claim concerning any Tax Liability of any Dagger Subsidiary, or of Arrow with respect to the Business, either (a) claimed or raised in writing by any Tax authority or (b) to the Knowledge of Arrow, otherwise claimed or raised by any Tax authority, in each case to the extent that resolution of such dispute or claim will be binding upon Acquisition Sub or a Dagger Subsidiary after the Closing. Except to the extent otherwise described in written materials delivered to Acquisition Sub, Arrow has delivered to Acquisition Sub, or made available for review by Acquisition Sub, correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies that were (i) filed by, assessed against or agreed to by or with respect to any Dagger Subsidiary and (ii) expressly included within a written due diligence request made by Acquisition Sub prior to the date hereof.

      A9.4     Waiver of Statute of Limitations. No Dagger Company has waived any statute of limitations in respect of Taxes that relate to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency that relates to the Business, in each case to the extent that resolution of such assessment or deficiency will be binding upon Acquisition Sub or a Dagger Subsidiary after the Closing.

      A9.5     Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. No Dagger Subsidiary has filed a consent under Code section 341(f) concerning collapsible corporations. Except as set forth on Schedule A9.5, no Dagger Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (b) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law). No Dagger Subsidiary has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). No Dagger Subsidiary is a party to any Tax allocation or sharing agreement under which such Dagger Subsidiary will have any liability after the Closing. No Dagger Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Arrow) or (B) has any Liability for the Taxes of any Person (other than a member of an Affiliated Group the common parent of which was Arrow) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law). Prior to the applicable due date (including extensions), Arrow shall file a consolidated federal income tax return with the Dagger Subsidiaries, among other Persons, for the taxable year immediately preceding the current taxable year.

      A9.6     Unpaid Taxes. The unpaid Taxes of the Dagger Companies for which Acquisition Sub and/or the Dagger Subsidiaries shall be liable (a) did not, as of the date of the Dagger Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Dagger Balance Sheet and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Dagger Companies in filing their Tax Returns.

      A9.7     Unclaimed Property. No Dagger Company has any assets that may constitute unclaimed property under applicable law. The Dagger Companies have complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, the Dagger Companies have established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. The records of the Dagger Companies are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

      A9.8     No Changes in Accounting, Closing Agreement, Installment Sale. No Dagger Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), other than any such change required as a result of the transactions occurring at Closing pursuant to this Agreement; (b) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

      A9.9     Acquisitions. No Dagger Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

      A10     Employee Benefit Plans

      A10.1     List of Plans/ Plan Determinations. Schedule A10.1 contains a complete list of all of the Dagger Companies’ employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to be qualified under Section 401(a) of the Code, exempt from tax under Section 501(a) of the Code and that cover Dagger Employees or Dagger Consultants (the “Pension Plans”). No Dagger Subsidiary currently maintains or sponsors any employee pension benefit plan intended to be qualified under Section 401(a) of the Code exempt from tax under Section 501(a) of the Code other than any such plan that is also maintained or sponsored by Arrow and one or more of its Subsidiaries (other than the Dagger Subsidiaries) and that will not be maintained or sponsored by any Dagger Subsidiary after the Closing Date.

      A10.2     Title IV of ERISA. No Dagger Company and none of their respective ERISA Affiliates has incurred any material liability under Title IV of ERISA which will not have been satisfied in full prior to the Closing; there is no “accumulated funding deficiency” (whether or not waived) with respect to any Pension Plan maintained by any Dagger Company or any of their respective ERISA Affiliates and subject to Code section 412 or ERISA Section 302; with respect to any Pension Plan maintained by any Dagger Company or any of their respective ERISA Affiliates and subject to Title IV of ERISA, there has been (a) no “reportable event,” within the meaning of ERISA Section 4043, or the regulations thereunder, and (b) no event or condition which presents a material risk of plan termination or any other event that may cause any Dagger Company or any of their respective ERISA Affiliates to incur liability or have a lien imposed on its assets under Title IV of ERISA; and no Pension Plan maintained by any Dagger Company or any of their respective ERISA Affiliates and subject to Title IV of ERISA will have any “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18), as of the Closing Date, and, without any additional contributions being made to such Plan, the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to terminate.

      A10.3     Multiemployer Plans. There has been no withdrawal by any Dagger Company or any of their respective ERISA Affiliates from any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) within the six year period prior to the Closing Date as to which any liability arising therefrom has not been satisfied in full; and no Dagger Employees are covered by a multiemployer plan with respect to such employee’s employment in the Business.

      A10.4     Dagger Subsidiaries’ Plans

      (a) Schedule A10.4(a) lists each material Employee Benefit Plan that (i) is sponsored, maintained, administered, contributed to or required to be contributed to by any of Dagger Subsidiaries or to which any of the Dagger Subsidiaries is a party, (ii) covers any current or former Dagger Employee, any director of any Dagger Subsidiary or any person formerly associated with the Business, and (iii) will continue to be sponsored, maintained or administered by a Dagger Subsidiary immediately following Closing (collectively, the “Dagger Subsidiary Plans”).

      (b) Arrow has made available to Parent (i) accurate and complete copies of all Dagger Subsidiary Plan documents and all amendments thereto, and (if applicable) all current documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and the most recent summary plan descriptions (if any) relating to such Dagger Subsidiary Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Dagger Subsidiary Plans for which financial statements or actuarial reports are required or have been prepared, (iii) accurate and complete copies of all annual reports and summary annual reports for all Dagger Subsidiary Plans (for which annual reports are required) for the three most recent plan years, and (iv) its employee policies and procedures. Except as disclosed on Schedule A10.4(b), none of the Dagger Subsidiaries maintains or contributes to any Dagger Subsidiary Plan subject to Title IV of ERISA, nor does any Dagger Subsidiary have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

      (c) None of the Dagger Subsidiaries nor any ERISA Affiliate thereof has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could subject any Dagger Subsidiary or any ERISA Affiliate thereof to any material tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code.

      (d) Except as specifically provided in this Agreement or as set forth in Schedule A10.4(d), no Dagger Employee will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) that is contingent upon the occurrence of the transactions contemplated by this Agreement.

      (e) To the Knowledge of Arrow, there are no pending or threatened actions, suits, proceedings, or claims against or relating to any Dagger Subsidiary Plans other than routine benefit claims by persons entitled to benefits thereunder, nor is any Dagger Subsidiary Plan the subject of any pending or, to the Knowledge of Arrow, threatened investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation.

      (f) All employee contributions, including elective deferrals, to any Dagger Subsidiary’s 401(k) plan have been segregated from the Dagger Subsidiary’s general assets and deposited into the trust established pursuant to the 401(k) plan in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

      (g) With respect to any Dagger Subsidiary Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed by any Dagger Subsidiary as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a material tax under Section 4976(a) of the Code to any Dagger Subsidiary, and (iii) any Dagger Subsidiary Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) materially complies with the applicable material requirements of COBRA, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of applicable state law applicable to employees of Arrow or any of its Subsidiaries.

      (h) Except as set forth on Schedule A10.4(h), (i) none of the Dagger Subsidiary Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Arrow nor any Dagger Subsidiary has represented, promised or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by applicable law, and (ii) no Dagger Subsidiary Plan or employment agreement provides health benefits that are not insured through an insurance contract. Each Dagger Subsidiary Plan is amendable and terminable unilaterally by the Dagger Subsidiary at any time subject to applicable Legal Requirements and no Dagger Subsidiary Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to Dagger Employees by its terms prohibits the Dagger Subsidiary from amending or terminating any such Dagger Subsidiary Plan.

      A11     A11 Employment-Related Matters

      A11.1     Labor Relations. Except to the extent set forth on Schedule A11.1: (a) no Dagger Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of any Dagger Company that relates to or affects the Business; (b) there is no labor strike, work stoppage or lockout that affects the Business and that is pending or, to the Knowledge of Arrow, threatened against or otherwise affecting any Dagger Company, and no Dagger Company has experienced the same; (c) no Dagger Company has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program since January 1, 2001 in a manner that would reasonably be expected to give rise to liability under the Worker Adjustment and Retraining Notification Act that would be or become a Dagger Obligation, and no Dagger Subsidiary Company has planned or announced any such action or program for the future with respect to the Business; and (d) all salaries, wages and annual leave due from any Dagger Company Subsidiary with respect to the Business before the date hereof have been paid or accrued as of the date hereof to the extent required under GAAP.

      A11.2     Employee and Consultant Lists

      (a) Arrow has heretofore delivered to Acquisition Sub a list (the “Employee List”) dated as of March 9, 2004 containing the name of each Dagger Employee, and each such person’s level title, role, starting date, annual salary, target bonus, together with a list of such employees and their respective level of security clearance. No third party has asserted to Arrow any claim that either the continued employment by, or association with, any Dagger Company of any of the present Dagger Employees is or would reasonably be expected to be material to the Business contravenes any agreement or law applicable to unfair competition, trade secrets or proprietary information.

      (b) Schedule 1.3A provides a materially accurate and complete list of the Dagger Consultants used in the Business. To the Knowledge of Arrow, the Dagger Consultants identified on Schedule 1.3A qualify as “independent contractors” under applicable laws.

      A11.3     Conduct of Directors and Officers. To the Knowledge of Arrow, no Person who, as of the date hereof, is an officer of any Dagger Company employed in the Business or a director of any Dagger Subsidiary has been involved in any of the events described in Item 401(f) of Regulation S-K under the Securities Act. For purposes of this Section A11.3, the “officer” shall have the meaning provided in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.

      A12     Environmental

      A12.1     Environmental Laws. Except as would not give rise to a material Dagger Obligation and does not and will not otherwise materially affect the Business, any Dagger Asset or any asset or property of any Dagger Subsidiary, and except as set forth on Schedule A12.1, (a) each Dagger Company is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) no Dagger Company has received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) to the Knowledge of Arrow there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by the Dagger Companies pursuant to the Environmental Laws are in full force and effect, and each Dagger Company is in material compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations required pursuant to the Environmental Laws are required by any Dagger Company for the conduct of the Business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; (f) the management, handling, storage, transportation, treatment, and disposal by the Dagger Companies of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws; and (g) there are no past or present actions or activities by any Dagger Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by a Dagger Company, that would reasonably be expected to form the basis of any Environmental Claim against any Dagger Company or against any Person whose liability for any Environmental Claim any Dagger Company may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by any Dagger Company.

      A12.2     Environmental Claims. Except as would not give rise to a material Dagger Obligation and does not and will not otherwise affect the Business, any Dagger Asset or any asset or property of any Dagger Subsidiary, and except as set forth on Schedule A12.2, there is no Environmental Claim pending or, to the Knowledge of Arrow, threatened, against or involving any Dagger Company or against any Person whose liability for any Environmental Claim any Dagger Company has or may have retained or assumed either contractually or by operation of law. Without limiting the generality of the foregoing, except as set forth on Schedule A12.3, no Dagger Company has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of Arrow, are any such notices, demands, requests for information or investigations threatened, except as would not give rise to a Dagger Obligation and does not and will not otherwise affect the Business, any Dagger Asset or any asset or property of any Dagger Subsidiary.

      A12.3     Disclosure of Information. Except as would not give rise to a Dagger Obligation and does not and will not otherwise affect the Business, any Dagger Asset or any asset or property of any Dagger Subsidiary, each Dagger Company has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Acquisition Sub all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of any Dagger Company and pertain to any Dagger Company or any property or facility now or previously owned, leased or operated by any Dagger Company.

      A12.4     Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by any Dagger Company, except as would not give rise to a Dagger Obligation and does not and will not otherwise affect the Business, any Dagger Asset or any asset or property of any Dagger Subsidiary.

      A13     No Undisclosed Broker’s or Finder’s Fees. Except as set forth on Schedule A13, no Dagger Company has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

      A14     Assets Other Than Real Property

      A14.1     Title. Good and marketable title to each of the tangible assets used or intended for use in the Business as it is presently conducted is held by a Dagger Company and such title is in each case free and clear of any Security Interest, other than Permitted Encumbrances, except for (a) assets disposed of since the date of the Dagger Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities, obligations and encumbrances reflected in the Dagger Balance Sheet or otherwise in the Dagger Financial Statements and (c) Liabilities, obligations and Security Interests set forth on Schedule A14.1. Each tangible asset of any Dagger Company used or intended for use in the Reported Business that has or had a purchase price of $2,500 or more or that is otherwise material to the Reported Business is listed on Schedule 2.1.8.

      A14.2     Accounts Receivable. Except as set forth on Schedule A14.2, all Dagger Receivables and all receivables shown on the Dagger Balance Sheet and all receivables accrued by any Dagger Company since the date of the Dagger Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Dagger Balance Sheet, any additional allowance in respect thereof is consistent with the allowance reflected in the Dagger Balance Sheet. Parent, Federal and Acquisition Sub hereby acknowledge that the foregoing representation does not constitute a guarantee of collection.

      A14.3     Condition. All Dagger Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is immaterial to the Business and does not affect the Business or affect Arrow’s obligation to perform under this Agreement.

      A15     Real Property

      A15.1     Dagger Real Property. No Dagger Company owns any real property used in the Business.

      A15.2     Dagger Leases. Complete copies of the Dagger Leases, and all material amendments thereto (which leases and amendments are identified on Schedule 2.1.4), have been made available by Arrow for inspection by Acquisition Sub. Except to the extent and as limited by the Dagger Leases, the Dagger Leases grant leasehold estates free and clear of all Security Interests (other than Permitted Encumbrances) and no Security Interest (other than Permitted Encumbrances) on any of the Dagger Facilities have been granted by or caused by the actions of any Dagger Company. The Dagger Leases are in full force and effect and are binding and enforceable against the Dagger Company that is a party thereto, and to the Knowledge of Arrow, each of the other parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule A15.2, neither any Dagger Company, nor, to the Knowledge of Arrow, any other party to any Dagger Lease, has committed a material breach or default under any Dagger Lease, nor has there occurred with respect to any Dagger Company, or, to the Knowledge of Arrow, any other party thereto, any event that with the passage of time or the giving of notice or both would constitute such a material breach or default. No material construction, alteration or other leasehold improvement work with respect to the Dagger Facilities covered by any Dagger Lease remains to be paid for or to be performed by any Dagger Company.

      A15.3     Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof included among the Dagger Facilities are to the Knowledge of Arrow in good operating condition and repair, ordinary wear and tear excepted.

      A16     Agreements, Contracts and Commitments

      A16.1     Dagger Agreements. All Dagger Material Contracts and all other Dagger Engagements are listed on Schedule 2.1.1. Other than the contracts listed on Schedule 2.1.1 or Schedule A16.1, to the Knowledge of Arrow, there are no other contracts that (a) are materially necessary for the operation of the Business as currently conducted by any Dagger Company or (b) do or would materially restrict the operation of the Business as currently conducted by any Dagger Company (prior to the Closing) or Acquisition Sub and the Dagger Subsidiaries (after the Closing).

      A16.2     Validity. Except as set forth on Schedule A16.2, all Dagger Material Contracts, all contracts listed on Schedule A16.1, and to the Knowledge of Arrow, all other Dagger Engagements and Dagger Contracts, as well as all contracts to which any Dagger Subsidiary is a party, are valid and in full force and effect; neither any Dagger Company, nor to the Knowledge of Arrow, any other party thereto, has breached any provision of, or defaulted under the terms of any such Dagger Material Contract, Dagger Contract or Dagger Engagement, in any material respect, except where such breach or default has been cured or waived.

      A17     Employee Agreements. Except as set forth on Schedule A17, each Dagger Employee has executed the AMS Employee Confidentiality and Intellectual Property Rights Agreement in substantially the forms attached as Exhibit E, and to the Knowledge of Arrow, no Dagger Employee or Dagger Consultant in the course of the performance of his or her duties to Arrow is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with any Dagger Company or any previous employer.

      A18     Insurance Contracts. The Dagger Companies maintain for the benefit of the Business contracts of insurance and indemnity (the “Dagger Insurance Contracts”) that insure against such risks, and are in such amounts, as are appropriate and reasonable considering the nature and operations of the Business and the property related thereto. All of the Dagger Insurance Contracts are in full force and effect, with no default thereunder by any Dagger Company which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and no Dagger Company has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the Dagger Insurance Contracts will not be available in the future on substantially the same terms as now in effect. No Dagger Company has received or given a notice of cancellation with respect to any of the Dagger Insurance Contracts.

      A19     Banking Relationships. Schedule A19 shows the names and locations of all banks and trust companies in which any Dagger Subsidiary has accounts, lines of credit or safety deposit boxes or Arrow has accounts in each case where associated exclusively with Dagger Engagements, and, with respect to each such account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account and other numbers of designation thereof.

      A20     Absence of Certain Relationships. Except as set forth on Schedule A20, none of (a) any Dagger Company, (b) any officer of any Dagger Company, or (c) any member of the immediate family of any Person listed in clause (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of any Dagger Company (other than holdings in publicly held companies of less than one percent (1%) of the outstanding capital stock of any such publicly held company) relating to the Business.

      A21     Foreign Corrupt Practices. No Dagger Company nor any of their respective officers, directors, agents, employees or other Persons acting on behalf of any Dagger Company has, in the conduct of the Business, used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended. Neither any Dagger Company nor any current director, officer, agent, employee or other Person acting on behalf of any Dagger Company, has, in the conduct of the Business, accepted or received any unlawful contributions, payments, gifts or expenditures.

      A22     Government Contracts

      A22.1     Generally. Each Dagger Material Contract, and to the Knowledge of Arrow each other Dagger Engagement, that is a Government Contract (each an “Active Government Contract”) is listed on Schedule 2.1.1 and identified as a Government Contract. Each Dagger Completed Engagement that is or was a Government Contract is referred to herein as a “Completed Government Contract.” Also listed on Schedule 2.1.1 and identified as a Government Bid is each outstanding quotation, bid or proposal for a Government Contract involving the Business. Listed on Schedule A22.1 is each Active Government Contract under which to the Knowledge of Arrow, any Dagger Company currently is experiencing, or is likely to experience, material cost, schedule, technical or quality problems.

      A22.2     Bids and Awards. To the Knowledge of Arrow, (i) each Active Government Contract and each Completed Government Contract (collectively, the “Dagger Government Contracts”) was legally awarded, (ii) no such Active Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (iii) no such Active Dagger Government Contract (or, where applicable, the prime contracts with the United States Government under which such Government Contract was awarded) is reasonably likely to become the subject of bid or award protest proceedings. To the Knowledge of Arrow, no facts exist which could give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price of any Dagger Government Contracts.

      A22.3     Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. Each Dagger Company has complied in all material respects with all statutory and regulatory requirements pertaining to the Dagger Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles and the Cost Accounting Standards. To the Knowledge of Arrow, each Dagger Company has complied in all material respects with all terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Dagger Government Contracts, whether incorporated expressly, by reference or by operation of law. To the Knowledge of Arrow, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of any Dagger Company in connection with any Dagger Government Contracts and its quotations, bids and proposals for Government Contracts were current, accurate and complete in all material respects as of the date of their submission. To the Knowledge of Arrow, each Dagger Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Dagger Government Contracts and each of its quotations, bids and proposals for Government Contracts. Each Dagger Company has developed and implemented a government contracts compliance program which includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements. To the Knowledge of Arrow, no facts exist which could reasonably be expected to give rise to liability to any Dagger Company under the False Claims Act which would reasonably be expected to result in a material Dagger Obligation. Except as described in Schedule A22.3, no Dagger Company has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Dagger Government Contract (where such audit is either outside the ordinary course of business or would reasonably be expected to result in a material Dagger Obligation). No audit, review, inspection, investigation, survey or examination of records described in Schedule A22.3 has revealed any fact, occurrence or practice which could affect the assets, business or financial statements of any Dagger Company or any Dagger Company’s continued eligibility to receive and perform Government Contracts. To the Knowledge of Arrow, no Dagger Company has made any payment, directly or indirectly, to any Person in violation of applicable laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Knowledge of Arrow, each Dagger Company has complied in all material respects with all applicable requirements under each Dagger Government Contract relating to the safeguarding of and access to classified information. Each Dagger Company’s cost accounting, purchasing, inventory and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of the Dagger Government Contracts (or any of them).

      A22.4     Disputes, Claims and Litigation. Except as described in Schedule A22.4, to the Knowledge of Arrow, there are neither any outstanding material claims or disputes against any Dagger Company relating to any Dagger Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule A22.4, to the Knowledge of Arrow, there are neither any outstanding material claims or disputes relating to any Dagger Government Contract which, if resolved unfavorably to a Dagger Company, would materially increase such Dagger Company’s cost to complete performance of such Government Contract above the amounts set forth in the estimates to complete previously prepared by Arrow and delivered to Acquisition Sub for each Dagger Government Contract, nor, to the Knowledge of Arrow, any reasonably foreseeable expenditures which would materially increase the cost to complete performance of any Dagger Government Contract above the amounts set forth in the estimates to complete described above. No Dagger Company has been or is now under any administrative, civil or criminal investigation or indictment disclosed to Arrow involving alleged false statements, false claims or other misconduct relating to any Dagger Government Contract or quotations, bids and proposals for Government Contracts, and to the Knowledge of Arrow, there is no basis for any such investigation or indictment. No Dagger Company has been or is now a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Dagger Government Contract or quotations, bids and proposals for Government Contracts, and to the Knowledge of Arrow, there is no basis for any such proceeding. Except as described in Schedule A22.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business), or set off, material amounts of money otherwise acknowledged to be due to any Dagger Company under Dagger Government Contract. Except as described in Schedule A22.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by any Dagger Company under any Dagger Government Contract, and to the Knowledge of Arrow, there is no fact or occurrence that could be a basis for disallowing any such costs.

      A22.5     Sanctions. To the Knowledge of Arrow, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified any Dagger Company, in writing, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach would reasonably be expected to be immaterial. No Dagger Company has received any show cause, cure, deficiency, default or similar notices relating to any Dagger Government Contract except where such violation or breach would reasonably be expected to be immaterial. No Dagger Company or any director, officer, employee, consultant or Affiliate thereof has been or is not now suspended, debarred, or proposed for suspension or debarment from government contracting, and to the Knowledge of Arrow, no facts exist which could cause or give rise to such suspension or debarment, or proposed suspension or debarment. No determination of non-responsibility has ever been issued against any Dagger Company with respect to any quotation, bid or proposal for a Government Contract.

      A22.6     Terminations. Except as described in Schedule A22.6, no Government Contract of any Dagger Company relating to the Business has been terminated for default within 24 months prior to the date of this Agreement. Except as described in Schedule A22.6, no Dagger Company has received any notice in writing, terminating or indicating an intent to terminate any Active Government Contract for convenience.

      A22.7     Assignments. Except as described in Schedule A22.7, no Dagger Company has made any assignment of any Dagger Government Contract or of any interest in any Dagger Government Contract to any Person other than one of the Dagger Companies. Except as described in Schedule A22.7, no Dagger Company has entered into no financing arrangements with respect to the performance of any Dagger Government Contract.

      A22.8     Property. Arrow is in compliance with all applicable Legal Requirements with respect to the possession and maintenance of all government furnished property (as defined in the FAR), and to the Knowledge of Arrow, the Dagger Subsidiaries are in compliance with such Legal Requirements.

      A23     Additional Liabilities. None of Parent, Federal, Acquisition Sub or any of their respective Affiliates, directors, officers or employees as a consequence of the terms of this Agreement or the occurrence of the Transaction shall become subject to any obligation other than the Dagger Obligations and the other obligations explicitly described in this Agreement or any of the Ancillary Agreements.

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APPENDIX B

      B1     Corporate Status of Parent, Federal and Acquisition Sub. Each of Parent, Federal and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

      B2     Authority for Agreement; Noncontravention

      B2.1     Authority. Each of Parent, Federal and Acquisition Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent, Federal and Acquisition Sub and no other corporate proceedings on the part of Parent, Federal or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent, Federal or Acquisition Sub have been duly executed and delivered by Parent, Federal and/ or Acquisition Sub, as the case may be, and constitute valid and binding obligations of Parent, Federal and/ or Acquisition Sub, as the case may be, enforceable against Parent, Federal and/ or Acquisition Sub in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (c) the availability of specific performance or other equitable or legal remedies specified herein.

      B2.2     No Conflict. Neither execution and delivery of this Agreement by Parent, Federal or Acquisition Sub, nor the performance by Parent, Federal or Acquisition Sub of its obligations hereunder, nor the consummation by Parent, Federal or Acquisition Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of Parent, Federal or Acquisition Sub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal, Acquisition Sub or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. Except for filings that may be required under the HSR Act, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent, Federal or Acquisition Sub or the consummation by Parent, Federal or Acquisition Sub of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction by Parent, Federal or Acquisition Sub.

      B3     Financing. Parent has entered into a $350,000,000 term loan and a $200,000,000 revolving credit facility to permit Acquisition Sub to consummate the Transaction.

B-1

LIST OF EXHIBITS AND SCHEDULES

Exhibit	Description

A	Intellectual Property Agreement
B	Press Releases
C	Form of Opinion of Counsel to American Management Systems, Incorporated (Arnold & Porter LLP)
D	Form of Opinion of Counsel to American Management Systems, Incorporated (Richards, Layton & Finger, P.A.)
E	Forms of Arrow Employee Confidentiality and Intellectual Property Rights Agreement

Schedule

1.3A	Dagger Consultants
1.3B	Dagger Employees
2.1.1	Dagger Engagements
2.1.2	Dagger Completed Engagements
2.1.4	Dagger Leases
2.1.8	Dagger Tangible Assets
2.1.12	Permits
2.2	Excluded Assets
5.1	Conduct of Business of Arrow
6.7.1	Tax Matters — Allocation of Purchase Price
A1	Corporate Status
A2	Dagger Subsidiaries
A3.2	No Conflict
A4	Financial Statements
A5	Absence of Material Adverse Changes
A6	Absence of Undisclosed LiabilitiesA9.5
A7	Compliance with Applicable Law, Charter and By-Laws
A8	Litigation and
A9.1	Tax Matters — Filing of Returns
A9.5	Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations
A10.1	Employee Benefit Plans — List of Plans/ Plan Determinations
A10.4(a)	Employee Benefit Plans — Dagger Subsidiaries’ Plans — List of Plans
A10.4(b)	Employee Benefit Plans — Dagger Subsidiaries’ Plans — Multiemployer Plans
A10.4(d)	Employee Benefit Plans — Dagger Subsidiaries’ Plans — Acceleration of Rights
A10.4(h)	Employee Benefit Plans — Dagger Subsidiaries’ Plans — Retiree Benefits
A11.1	Employment-Related Matters — Labor Relations
A12.1	Environmental — Environmental Laws
A12.2	Environmental — Environmental Claims
A12.3	Environmental — No Basis for Claims
A13	No Undisclosed Broker’s or Finder’s Fee
A14.1	Assets Other Than Real Property — Title
A14.2	Assets Other Than Real Property — Accounts Receivable
A15.2	Real Property — Dagger Leases
A16.1	Agreements, Contracts and Commitments — Dagger Agreements
A16.2	Agreements, Contracts and Commitments — Validity

B-2

Schedule	Description

A17	Employee Agreements
A19	Banking Relationships
A20	Absence of Certain Relationships
A22.1	Government Contracts — Generally
A22.3	Government Contracts — Compliance with Law and Regulation and Contractual Terms; Inspection and Certification
A22.4	Government Contracts — Disputes, Claims and Litigation
A22.6	Government Contracts — Terminations
A22.7	Government Contracts — Assignments
5.1	Conduct of Business of Arrow
6.7.1	Tax Matters — Allocation of Purchase Price

B-3